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                  AGREEMENT FOR OPTION TO ACQUIRE COMMON STOCK OF
                                    HAUSER, INC.

          AGREEMENT FOR OPTION TO ACQUIRE COMMON STOCK OF HAUSER, INC., dated as of December 8, 1998 (the "AGREEMENT"), by and between Hauser, Inc., a Colorado corporation (the "COMPANY"), and Zuellig Group N.A., Inc. a Delaware corporation ("ZGNA").

                                 R E C I T A L S :

          WHEREAS, the Company, ZG Merger Sub 1 and ZG Merger Sub 3, each of which is a Delaware corporation and wholly owned subsidiary of the Company and ZG Merger Sub 2, a New York corporation and wholly owned subsidiary of the Company (the "ACQUISITION SUBSIDIARIES"), ZGNA and certain subsidiaries of ZGNA have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "MERGER AGREEMENT"), which provides, upon the terms and subject to the conditions set forth therein, for the merger of Acquisition Subsidiaries with and into certain subsidiaries of ZGNA (the "MERGERS"); and

          WHEREAS, the Company and ZGNA have entered into an inventory purchase agreement, dated as of the date hereof (the "INVENTORY PURCHASE AGREEMENT"), which provides, upon the terms and subject to the conditions set forth therein, for the purchase from time to time by ZGNA of certain inventory of the Company; and

          WHEREAS, as a condition and inducement to ZGNA's pursuit of the transactions contemplated by the Merger Agreement and the Inventory Purchase Agreement, and in consideration therefor, the Company has agreed to grant ZGNA the Option (as hereinafter defined).

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the Company and ZGNA, agree as follows:

           1. DEFINED TERMS. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

           2. GRANT OF OPTION. Subject to the terms and conditions set forth herein, the Company hereby grants to Holder (as hereinafter defined) an irrevocable option (the "OPTION") to purchase 2,000,000 shares of common stock, par value $.001 per share ("COMMON STOCK"), of the Company (as adjusted as set forth herein, the "OPTION SHARES"), at a purchase price per Option

Share (as adjusted as set forth herein, the "PURCHASE PRICE") equal to $4.11; PROVIDED, HOWEVER, that this Option may never be exercised for 20% or more of the Common Stock or otherwise in a fashion to require a vote of the Company's stockholders pursuant to Rule 4310H of the NASD.

           3.  EXERCISE OF OPTION.

          (a) Holder may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of an Exercise Event (as hereinafter defined); PROVIDED that the Option shall terminate and be of no further force or effect as follows:

               (A)  If the Mergers are consummated, upon the Effective Date;

               (B) If the Merger Agreement is terminated other than as provided in the next subsection (C), nine (9) months after the date on which such termination occurs;

               (C) If the Merger Agreement is terminated because the credit facility contemplated by Sections 7.9 and 8.7 is not received, upon the date of such termination; and

               (D)  As provided in Section 7(c) hereof.

          The term "HOLDER" shall mean the holder or holders of the Option from time to time, and which is initially ZGNA.

          (b) As used herein, an "EXERCISE EVENT" shall be deemed to have occurred if any of the following events shall occur:

               (i) the Company shall have recommended to its shareholders any merger, business combination, sale of all or substantially all of its assets, or the issuance and sale of shares representing more than 20% of its outstanding Common Stock, other than the Mergers (a "TAKEOVER TRANSACTION"); or

               (ii) any person (other than ZGNA or any Affiliate or associate of ZGNA) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership of, or any "GROUP" (as such term is defined in Section 13(d)(3) of the Exchange Act), other than a group of which ZGNA or any Affiliate or associate of ZGNA is a member, shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, 20% or more of the voting power of the Company; or

               (iii) any person (other than ZGNA or any Affiliate or associate of ZGNA) shall have merged or consolidated with the Company (other than a merger solely to change the Company's state of incorporation) or acquired all or substantially all of the assets of the Company excluding a sale only of the paclitaxel assets.

          (c) The Company shall notify Holder promptly in writing of the occurrence of any Exercise Event, it being understood that the giving of such notice by the Company shall not be a condition to the right of Holder to exercise the Option.

          (d) In the event Holder wishes to exercise the Option, it shall send to the Company a written notice (the date of which being herein referred to as the "NOTICE DATE") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three (3) business days nor later than fifteen (15) business days from the Notice Date for the closing (the "CLOSING") of such purchase (the "CLOSING DATE"). If prior notification to or approval of any governmental regulatory agency is required in connection with such purchase, the Company shall cooperate with Holder in the filing of the required notice or application for approval and the obtaining of such approval and the Closing shall occur immediately following such regulatory approvals (and any mandatory waiting periods). Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

           4.  PAYMENT AND DELIVERY OF CERTIFICATES.

          (a) The purchase rights evidenced by this Option shall be exercised by the Holder presenting this Agreement to the Company at its office in Boulder, Colorado, accompanied by payment, of an amount (the "EXERCISE PAYMENT") equal to the Purchase Price multiplied by the number of Option Shares being purchased pursuant to such exercise, payable as follows: (i) by payment to the Company in cash, by certified or official bank check, or by wire transfer of the Exercise Payment, (ii) by surrender to the Company for cancellation of securities of the Company having a Market Price (as hereinafter defined) on the date of exercise equal to the Exercise Payment; or (c) by a combination of the methods described in clauses (a) and (b) above. In lieu of exercising the Option, the Holder may elect to receive a payment equal to the difference between (i) the Market Price multiplied by the number of Option Shares as to which the payment is then being elected and (ii) the exercise price with respect to such Option Shares, payable by the Company to the Holder only in shares of Common Stock valued at the Market Price on the date of exercise. For purposes hereof, the term "MARKET PRICE" shall mean the average closing price of a share of Common Stock for the 15 consecutive trading days preceding such day on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the average of the reported bid and asked prices during such 15 trading day period on the Nasdaq National Market or, if the shares are not listed on the Nasdaq National Market, in the over-the-counter market or, if the shares of Common Stock are not publicly traded, the Market Price for such day shall be the fair market value thereof determined jointly by the Company and the Holder;
PROVIDED, HOWEVER, that if such parties are unable to reach agreement within a reasonable period of time, the Market Price shall be determined in good faith by an independent investment banking firm selected jointly by the Company and the Holder or, if that selection cannot be made within 15 days, by an independent investment banking firm selected by the American Arbitration Association in accordance with its rules. All costs and expenses incurred in connection with the determination of Market Price shall be borne by the Company.

          (b) At each Closing, simultaneously with the delivery of the Exercise Payment, and presentation of this Agreement as provided in Section 4(a), the Company shall deliver to Holder (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, fully paid and nonassessable and subject to no preemptive rights, and (B) an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the Option Shares purchasable hereunder, if any, and the remaining rights of the Holder.

          (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

     The securities evidenced hereby have not been registered under the Securities Act of 1933, as amended (the "Act"), or any state securities law, and may not be sold, transferred or otherwise disposed of except pursuant to an effective registration under the Act or in a transaction which, in the opinion of counsel reasonably acceptable to the Company, is exempt from such registration.

          It is understood and agreed that the portion of the above legend relating to restrictions on transfer shall be removed by delivery of substitute certificate(s) without such legend if Holder shall have delivered to the Company a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to the Company and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

          (d) Upon the giving by Holder to the Company of the written notice of exercise of the Option provided for under Section 3(d), the tender of the applicable Exercise Payment and the tender of this Agreement to the Company, Holder shall be deemed to be the holder of record of the shares of the Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of the Common Stock shall not then be actually delivered to Holder. The Company shall pay all expenses, and any and all United States federal, state, and local stamp and similar taxes and other similar charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section in the name of Holder or its assignee, transferee, or designee.

          (e) The Company agrees (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of the Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase the Common Stock,
(ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by the Company, and (iii) promptly to take all action as may from time to time be required to accomplish the issuance of the Common Stock (including (A) complying with all premerger notification, reporting and waiting period requirements and (B) in the event prior approval of or notice to any governmental regulatory agency is necessary before the Option may be exercised, cooperating fully with Holder in preparing such applications or notices and providing such information to such Governmental Authority as it may require).

           5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to ZGNA (and Holder, if different from ZGNA) as follows:

          (a) CORPORATE AUTHORITY. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated; this Agreement has been duly and validly executed and delivered by the Company.

          (b) SHARES RESERVED FOR ISSUANCE; CAPITAL STOCK. The Company has taken all necessary corporate action to authorize and reserve and permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms, will have reserved for issuance upon the exercise of the Option, that number of shares of the Common Stock equal to the maximum number of shares of the Common Stock at any time and from time to time purchasable upon exercise of the Option, and all such shares, upon issuance pursuant to the Option, will be duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims, liens, encumbrances, and security interests (other than those created by this Agreement) and not subject to any preemptive rights.

          (c) NO VIOLATIONS. The execution, delivery and performance of this Agreement does not or will not, and the consummation by the Company of any of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, its articles of incorporation or by-laws, or the comparable governing instruments of any of its subsidiaries, or
(B) a breach or violation of, or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its subsidiaries is subject, that would, in any case give any other person the ability to prevent or enjoin the Company' performance under this Agreement in any material respect.

           6. REPRESENTATIONS AND WARRANTIES OF ZGNA. ZGNA hereby represents and warrants to the Company as follows:

          (a) CORPORATE AUTHORITY. ZGNA has full corporate power and authority to enter into this Agreement and, subject to obtaining the approvals referred to in this Agreement, to consummate the transactions contemplated by this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of ZGNA; and this Agreement has been duly executed and delivered by ZGNA.

          (b)  INVESTMENT REPRESENTATIONS.

          (i) ZGNA is acquiring the Option and the Option Shares (collectively, the "SECURITIES") for its own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Securities in violation of the Securities Act, or any rule or regulation under the Securities Act.

          (ii) ZGNA has had such opportunity as it deems adequate to obtain from representatives of the Company such information as is necessary to permit ZGNA to evaluate the merits and risks of its investment in the Company.

          (iii) ZGNA has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the purchase of the Securities and to make an informed investment decision with respect to such purchase.

          (iv) ZGNA acknowledges that (1) the Securities have not been registered under the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act and (2) the Securities cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available.

          (v) ZGNA is an "accredited investor" as defined in Regulation D of the Securities Act.

          (vi) ZGNA is a resident of California and the offer and sale of the Option occurred in Colorado and California.

           7.  ADJUSTMENT UPON CHANGES IN THE COMPANY CAPITALIZATION, ETC.

          (a) In the event of any change in the Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares of Common Stock for other securities of the Company, or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Holder would have received in respect of the Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. No provision of this Section 7 shall be deemed to affect or change, or constitute authorization for any violation of, any of the covenants or representations in the Merger
Agreement.

          (b) In the event that the Company shall enter into an agreement (i) to consolidate with or merge into any person, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person to merge into the Company and the Company shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of the Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other person or cash or any other property or the outstanding shares of the Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option to acquire the number and class of shares or other securities or property that Holder would have received in respect of the Common Stock if the Option had been exercised immediately prior to such consolidation, merger, sale or transfer, or the record date therefor, as applicable.

          (c) Notwithstanding Section 7(b), in the event the Company's Board of Directors approves a transaction involving a merger or consolidation of the Company with, or sale of all or substantially all of its assets as a part of a plan of liquidation to, any other corporation or entity which is not an affiliate of the Company, the Board of Directors may require, upon written notice to the Holder, that the Holder must exercise the Option simultaneously with the consummation of such merger or consolidation or the option shall terminate on the business day preceding the closing of such transaction, but if such transaction does not close such exercise or termination shall be null and void and the Option shall remain in effect.

           8. QUOTATION; LISTING. If the Common Stock or any other securities to be acquired in connection with the exercise of the Option are then authorized for quotation or trading or listing on any securities exchange, the Company, upon the request of Holder, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of the Common Stock or other securities to be acquired upon exercise of the Option on such securities exchange and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

           9. DIVISION OF OPTION. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of the Company for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of the Common Stock purchasable hereunder. The terms "AGREEMENT" and "OPTION" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company will execute and deliver a new Agreement of like tenor and date. Subject to fulfillment of such indemnification obligation, any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

          10.  MISCELLANEOUS.

           (a) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado applicable to contracts made and to be performed entirely within such State.

          (b) PARAGRAPH AND SECTION HEADINGS. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

          (c)  NOTICES.

          (i) All communications under this Agreement shall be in writing and shall be delivered by hand, by facsimile or mailed by overnight courier or by registered mail or certified mail, postage prepaid:


          (1) if to ZGNA, at 2550 El Presidio Street, Long Beach, California 90810-1193 (facsimile: (310) 637-3644), marked for attention of President, or at such other address as ZGNA may have furnished the Company in writing (with a copy to Willkie Farr & Gallagher, 787 Seventh Avenue, New York, NY 10019-6099, Attention:
          Harvey L. Sperry, Esq. (facsimile: 212-728-8111), or at such other address it may have furnished the Company in writing), or

          (2) if to the Company, at 5555 Airport Boulevard, Boulder, Colorado 80301 (facsimile: (303) 441-5802), marked for the attention of Dean Stull, or at such other address as the Company may have furnished Investor in writing (with a copy to Chrisman, Bynum & Johnson, P.C., 1900 Fifteenth Street, Boulder, Colorado 80302, Attention: Laurie Glasscock, Esq. (facsimile: 303-449-5426) or at such other address as it may have furnished in writing to the Investor and the Escrow Agent), or

          (ii) Any notice so addressed shall be deemed to be given: if delivered by hand or by facsimile, on the date of such delivery; if delivered by courier, on the first Business Day following the date of the delivery to the courier; and if mailed by registered or certified mail, on the third Business Day after the date of such mailing.

          (d) EXPENSES AND TAXES. Each party shall pay its own fees and expenses incurred in connection with the transactions contemplated hereby.

          (e) SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. ZGNA may only assign its rights hereunder to an Affiliate of ZGNA.

          (f) ENTIRE AGREEMENT; AMENDMENT AND WAIVER. This Agreement constitutes the entire understandings of the parties hereto and supersede all prior agreements or understandings with respect to the subject matter hereof among such parties. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and ZGNA. No course of dealing between the Company and ZGNA nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of either party hereto.

          (g) SEVERABILITY. In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not effect the remaining provisions of this Agreement which shall remain in full force and effect.

          (h) SPECIFIC PERFORMANCE. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

           (i) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.


                              HAUSER, INC.


                              By: /s/ Dean P. Stull
                                 -------------------------
                              Name: Dean P. Stull
                              Title: CEO



                              ZUELLIG GROUP N.A., INC.



                              By: /s/ Volker Wypyszyk
                                 -------------------------
                              Name: Volker Wypyszyk
                              Title: President